UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 24, 2004


                              DELCATH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                  001-16133              06-1245881
   (State or other jurisdiction    (Commission File        (IRS Employer
        of incorporation)              Number)           Identification No.)


        1100 Summer Street, Stamford, Connecticut                06905
        (Address of principal executive offices)              (Zip Code)


       Registrant's telephone number, including area code: (203) 323-8668


                                       N/A
          (Former name or former address, if changes since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):


     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     On November 24, 2004, Delcath Systems, Inc. (the "Company") issued a press release relating to its having entered into a definitive agreement with institutional and accredited investors named therein for the private placement of $2 million through the sale of approximately 1.06 million shares of its common stock and the issuance of Series A warrants to purchase approximately 427,000 shares. The Series A warrants have an exercise price of $2.78 per share, subject to adjustment under certain circumstances, and will expire on November 24, 2009.

     The Company also agreed to issue to the same investors Series B warrants to purchase approximately 1.06 million shares at an exercise price of $2.60 per share, subject to adjustment under certain circumstances, and will expire on the date that is 90 trading days after the effectiveness of the registration statement referred to in the following paragraph. Under certain circumstances including that the average per share market value of a share of the Company's common stock has been more than $2.60 for a period of 20 consecutive trading days, the Company has the right to call the Series B warrants at a price of $0.10 per warrant. If any of the Series B warrants is exercised, the holder will also be entitled to exercise its Series C warrant to purchase up to 40% of the shares purchased upon the exercise of such Series B warrant. Any such Series C warrants will have a term expiring on the earlier of the date that is 90 trading days following the effective date of the registration statement referred to in the following paragraph and November 24, 2009. The exercise price of the Series C warrants is $2.78 per share, subject to adjustment under certain circumstances.

     The Company also entered into a Registration Rights Agreement with the investors named therein to register the resale of the shares of common stock issued to the investors and the shares issuable upon exercise of the Series A warrants, the Series B warrants and the Series C Warrants.

     The sale of the shares described above and the issuance of the related Series A, Series B and Series C warrants occurred on November 30, 2004. The net proceeds received by the Company was approximately $1.85 million.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

     Reference is made to the response to Item 1.01.


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     The Company claims an exemption from registration of the offer and sale of the shares of common stock, the Series A warrants, the Series B warrants and the Series C warrants under Rule 506 under the Securities Act of 1933 on the basis that each of the purchasers is an accredited investor.

     As compensation to the placement agent for services relating to the transactions described in Item 1.01 hereof, the Company paid the placement agent $140,000 and issued a Series A warrant to purchase up to approximately 74,000 shares of common stock.

         In addition, during the period from September 24, 2004 to the date of this report, the Company sold an aggregate of 152,025 shares of its common stock upon the exercise of 152,025 warrants that had been issued upon the exercise of Representative's Unit Warrants that were issued in connection with the Company's underwritten public offering in 2003. The aggregate purchase price for such shares was $194,592. The sales of these shares were made in transactions exempt from registration under Rule 506 under the Securities Act to purchasers each of whom qualified as an "accredited investor" within the meaning of Rule 501. No underwriting costs were associated with these transactions.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

     (a) Not applicable

     (b) Not applicable.

     (c) Exhibits:

       Exhibit                           Description

         4.1 Form of Series A Warrant to Purchase Shares of Common Stock dated as of November 24, 2004.

         4.2 Form of Series B Warrant to Purchase Shares of Common Stock dated as of November 24, 2004.

         4.3 Form of Series C Warrant to Purchase Shares of Common Stock dated as of November 24, 2004.

        10.1 Common Stock Purchase Agreement, dated as of November 24, 2004 by and among Delcath Systems, Inc. and the Purchasers Listed on Exhibit A thereto.


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       Exhibit                           Description

        10.2 Registration Rights Agreement dated as of November 24, 2004 by and among Delcath Systems, Inc. and the Purchasers Listed on Schedule I thereto.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         DELCATH SYSTEMS, INC.



                                         By:    /s/ M. S. KOLY
                                            ---------------------
                                            M. S. Koly
                                            President and Chief Executive
                                            Officer


Date: December 1, 2004